Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Boise Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-179620, 333-159576, 333-188265, and 333-191713) on Forms S-8 and S-3 of Packaging Corporation of America of our reports dated February 26, 2013, with respect to the consolidated balance sheets of Boise Inc. as of December 31, 2012 and 2011, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2012, and the consolidated balance sheets of BZ Intermediate Holdings LLC as of December 31, 2012 and 2011, and the related consolidated statements of income, comprehensive income, capital, and cash flows for each of the years in the three-year period ended December 31, 2012, which reports appear in the Form 8-K of Packaging Corporation of America dated October 15, 2013. Also, we consent to the reference to our firm under the heading “Experts” in the prospectus.

KPMG LLP

Boise, Idaho

October 15, 2013